EXHIBIT 3.1

CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION

FOR NEVADA PROFIT CORPORATION

PhotoMedex, Inc., a corporation organized and existing under and by virtue of the Nevada Revised Statutes (the “Corporation”), for the purpose of amending its Restated Certificate of Incorporation, as amended to date (the “Restated Certificate”), pursuant to Nevada Revised Statutes Sections 78.385 and 78.390 – After Issuance of Stock, does hereby certify as follows:

1.   Name of Corporation: PhotoMedex, Inc.

2.   The articles have been amended as follows: Article 4 of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is 50,000,000 shares of common stock at a par value of $0.01 per share (the “Common Stock”) and Five Million (5,000,000) shares of preferred stock, at a par value of .01 per share (“Preferred Stock”).

Upon the filing and effectiveness (the “Effective Time”) pursuant to the Nevada General Corporation Law of this Certificate of amendment to the Articles of Incorporation of the Corporation, each five (5) shares of Common Stock issued and outstanding immediately prior to the Effective time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional share shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive shares rounded up to the nearest whole share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 2/3.

4. Effecive date and time of filing: (optional) Date: 9/23/16 Time: 12:00am

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the  9th day of September, 2016.

PHOTOMEDEX, INC.

By:	/s/ Michele Pupach
Name:	Michele Pupach
Title:	Secretary